Exhibit 10.23

AMENDED, MODIFIED AND RESTATED LEASE

THIS AMENDED, MODIFIED AND RESTATED LEASE (the “Amended Lease”) is made and entered into this 10th day of March 2005, by and between DALLAS SOUTHWEST OSTEOPATHIC PHYSICIANS, INC., the successor in interest to STEVENS PARK HOSPITAL, INCORPORATED, a Texas non-profit corporation (“Landlord”), and RENAISSANCE HOSPITAL DALLAS, INC., a Texas corporation, with its corporate office at 427 W. 20th Street, Suite 300, Houston, Texas 77008 (“Tenant”).

WITNESSETH:

1.	EXHIBITS TO AMENDED LEASE

Attached to this Amended Lease and made a part hereof are the following Exhibits:

Exhibit A	a legal description of the tract of land hereinafter referred to as the “Leased Premises”.

Exhibit B	a legal description of the tract of land adjacent to the Leased Premises hereinafter referred to as the “Landlord’s Property”.

Exhibit E	Deed Restrictions

2.	DEFINITIONS

For all purposes of this Amended Lease, the following terms shall have the meaning hereinafter specified:

(a) “Acute Care Hospital” shall mean a licensed hospital by the Texas Department of Health (or any successor entity) with open-credentialing for all medical professionals;

(b) “Additional Property” shall mean the property, which is neither Landlord’s Property nor Leased Premises, in which Tenant has an Easement or other right to use and which is adjacent or contiguous to the Leased Premises.

(c) “Authorized Uses” shall mean Tenant’s required utilization of the Leased Premises as an Acute Care Hospital as defined in Exhibit E, and Tenant’s permitted utilization of the Leased Premises, to include medically related uses such as operating a medical educational facility, medical and professional and general office space and other similar uses directly related thereto and for no other purpose or use without first obtaining the prior written consent of Landlord, which consent will not be unreasonably withheld.

(d) “Award” shall mean compensation paid for a Taking whether pursuant to judgment or by an agreement or otherwise;

(e) “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are required or authorized to close by law or executive order;

(f) “Certificate of Need” shall mean that certain Certificate of Need (AH810-0513-0ZI) issued to Landlord on November 6, 1981, by the Texas Health Facilities Commission;

(g) “Commencement Date” shall mean the first Business Day after execution of this Amended Lease;

(h) “Educational Building” shall mean the two-story building consisting of approximately nine thousand (9,000) square feet;

(i) “Hospital” shall mean the hospital consisting of approximately eighty-six thousand (86,000) square feet of improvements located on the Leased Premises;

(j) “Landlord’s Property” shall mean that portion of the real and personal property, to include any improvements, situated in Dallas County, Texas, which is described in Exhibit B attached hereto, title to which is solely held by Landlord, subject only to the terms and conditions of this Amended Lease;

(k) “Leased Premises” shall mean that certain real property situated in Dallas County, Texas, which is described in Exhibit A attached hereto, together with all and singular rights, privileges and easements appurtenant thereto or which are hereinafter provided in this Amended Lease, hut shall exclude the Landlord’s Property and Additional Property;

(I) “Partial Taking” shall mean the Taking of fee title to any portion of the Leased Premises that is not a Total Taking as defined below, and which does not have a material, adverse effect upon the Authorized Uses;

(m) “Real Estate Taxes” shall mean and include all real estate taxes, use and occupancy taxes, assessments for improvements to the Leased Premises, municipal or county water and sewer rates and charges, charges for public utilities, excises, levies, license and permit fees and other charges by public authority general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the Term become due or payable out of or on account of or become a lien on the Leased Premises or the buildings and improvements erected or caused to be erected thereon by Tenant, the appurtenances thereto or the sidewalks, streets or vaults adjacent thereto, but excluding any franchise, co1porate, income, personal property, capital levy, capital stock, excess profits, transfer, revenue, estate, gift, inheritance or succession tax payable by Landlord or any oilier tax, assessment, levy or charge upon or measured in whole or in part by the income or profits of Landlord; provided, however, that if at any time during the Term of this Amended Lease, the method of taxation prevailing on the Amended Lease shall be altered so as to cause any tax measured by or imposed upon, the rental payable hereunder to be substituted for real estate taxes or assessments in the manner levied or assessed as of the date of this Amended Lease, they shall be deemed included in the term “Real Estate Taxes,” but only to the extent the same would be payable if the Leased Premises were the only property of Landlord subject to such taxes;

(n) “Taking” shall mean a taking or damaging, including severance damage, by eminent domain or by inverse condemnation or for any public or quasi-public use under any statute. The transfer of title may be either a transfer resulting from the recording of a final order in condemnation or a voluntary transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The date of Taking shall be the date of entry into possession by, or the vesting of title in, the condemning authority, whichever is earlier;

(o) “Term of this Lease” or “Term” shall mean the period of time during which this Amended Lease is in effect as provided in Section 4 below;

(p) “Total Taking” shall mean the Taking of the fee title to all of the Leased Premises or the taking of so much of the Leased Premises as to substantially interfere with Tenant’s use thereof for the Authorized Uses and uses set forth above; and

(q) “Zoning Ordinance” shall mean the City of Dallas ordinance No-17123 granting a change in the zoning of the Leased Premises passed by the Dallas City Council on September 16, 1981, and any further changes since such date.

3.	LEASED PREMISES

Landlord hereby leases unto Tenant, and Tenant hereby leases from Landlord, for the consideration and upon the terms and conditions hereinafter set forth, the Leased Premises.

4.	TERM AND LIMITED AMENDMENT AND SUPERCESSION OF PRIOR AGREEMENTS AND INSTRUMENTS

(a) Term:

TO HAVE AND TO HOLD THE LEASED PREMISES unto Tenant, its successors and assigns, unless sooner terminated as herein provided, for a term beginning on the Commencement Date and continuing thereafter until the first Business Day after the expiration of 50 years, at which time, the Leased Premises, and all improvements thereon (including fixtures, but not including Tenant Property) shall revert to Landlord, except as otherwise agreed to by the parties.

(b) Limited Amendment and Supercession of Prior Agreements and Instruments:

THIS AMENDED LEASE SUPERCEDES, AMENDS AND REPLACES ALL·PRIOR INSTRUMENTS OR AGREEMENTS AFFECTING THE LEASED PREMISES (WHETHER RECORDED OR NOT), BUT ONLY TO THE EXTENT THAT SUCH PRIOR INSTRUMENTS OR AGREEMENTS (OR ANY TERM OR PROVISION THEREOF) ARE INCONSISTENT WITH THE TERMS HEREOF WITHOUT LIMITATION, THIS AMENDED LEASE SUPERCEDES, AMENDS AND REPLACES THE LEASE BETWEEN STEVENS PARK HOSPITAL, INCORPORATED, AS LESSOR AND UNIVERSAL HEALTH SERVICES OF STEVENS PARK, INC., AS LESSEE, DATED MARCH 9, 1983, A MEMORANDUM OF WHICH WAS FILED FOR RECORD ON JUNE 10, 1983 AND RECORDED IN VOLUME 95133, PAGE 5315, DEED RECORDS, DALLAS COUNTY, TEXAS, AS AMENDED, INCLUDING, WITHOUT LIMITATION, THE DEED RESTRICTIONS SET FORTH ON SCHEDULE “E” THERETO.

5.	USE OF PREMISES-COMPLIANCE WITH LAWS AND ORDINANCES

5.1	Use

Tenant shall throughout the Term use the Leased Premises and improvements thereon only for Authorized Uses, and shall at all times use the Leased Premises and improvements thereon as an Acute Care Hospital, as required by the restrictions in Exhibit E. Tenant covenants and agrees that it will not knowingly allow the use or suffer or permit the Leased Premises and improvements to be used for any unlawful purpose.

5.2	Compliance

Except as otherwise provided herein, Tenant covenants that during the Term, it shall comply, at its sole cost and expense, with all applicable laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments and appropriate departments, commissions, boards and officers thereof, which may be applicable to the Leased Premises, the buildings, improvements and building equipment or the use or manner of use of the Leased Premises or the carrying on of Tenant’s activity thereon. Tenant accepts the Leased Premises in the actual condition of the same as of the Commencement Date.

5.3	Right Contest Laws

Tenant shall have the right, and Landlord agrees to cooperate with Tenant to the extent reasonable, including if necessary by joining in suit at Tenant’s expense, after written notice to Landlord, to contest by appropriate legal proceedings, without cost or expense to Landlord, the validity of any law, ordinance, order, rule, regulation or requirement which in Tenant’s sole discretion may adversely affect an Authorized Use of the Leased Premises. Tenant may contest and postpone compliance with any such law, ordinance, order, rule, regulation or requirement, provided that during any such postponement of compliance, Tenant shall promptly and diligently prosecute the contested matter at the sole expense of Tenant, further provided that Tenant shall not postpone compliance in any matter which subjects Landlord to any civil damages, to any civil or criminal penalties or sanctions, or which may cause the Leased Premises or any part thereof to be encumbered, condemned or to be vacated. Tenant shall fully protect, indemnify and hold Landlord harmless against any liability and claims for any such noncompliance or postponement of compliance, including any attorneys’ fees that may be incurred by Landlord. Landlord, at its expense, shall also have the right, but not the obligation, to contest any such law, ordinance, rule, regulation or requirement.

6.	CONSTRUCTION AND IMPROVEMENTS

6.1	Construction, Inspection by Landlord and Right to Improvements

Within thirty (30) days after the Commencement Date, Tenant shall commence the process of reopening of the Hospital as an Acute Care Hospital.

Tenant agrees that during the Term hereof that Landlord, its invitees and licensees, in connection with the Landlord’s use and operation of Landlord’s Property, shall be permitted to use all parking facilities on the Leased Premises without charge. Nothing in this Amended Lease shall restrict the Tenant’s rights to reasonably allocate parking facilities to provide adequate parking (including under any applicable law or regulation) for the conduct of the Authorized Uses, including but not limited to installation of controlled access or restricted parking.

Tenant covenants with Landlord that all repairs or improvements of whatsoever nature constructed by Tenant on the Leased Premises shall be constructed and completed in a good and workmanlike manner and shall be in compliance with all applicable state and local laws, building codes, rules and regulations, as reasonably anticipated. Landlord and its representatives shall have the right to enter and inspect the Leased Premises upon reasonable notice to Tenant during normal business hours, so long as such inspection does not unreasonably interfere with the Tenant’s business or an Authorized Use. Any and all improvements which are made by Tenant to the Leased Premises, subject to the provisions of Section 6.3 below, shall be owned by Tenant during the Term of this Amended Lease but shall remain a part of the Leased Premises and shall be surrendered therewith at the end of the Term hereof or sooner termination of this Amended Lease, at which time the same shall become the property of Landlord. Additionally, upon written request, Tenant shall provide evidence satisfactory to Landlord that the Leased Premises, Additional Property, and Landlord’s Property are free from any and all involuntary mechanic’s liens and other liens, charges and claims of record for the payment of money.

6.2	Cost and Expense of Improvements

The entire cost and expense of constructing and maintaining any and all improvements on the Leased Premises and the Additional Property shall be borne and paid for by Tenant, and Tenant shall hold and save Landlord, the Leased Premises and the Additional Property harmless from any liability whatsoever on account thereof.

6.3	Tenant Property

(a) Subject to Section 6.3(o) below, any and all trade fixtures and equipment (except heating and air conditioning equipment, lighting, plumbing fixtures and mechanical components of the structure), signs, medical equipment, supplies, inventory, goods, furniture and other personal property installed or furnished by Tenant on the Leased Premises or Additional Property (collectively referred to as the “Tenant’s Property’’) shall be and remain the property of the Tenant and may be removed by Tenant at Tenant’s cost upon the termination of this Amended Lease; provided however that Tenant shall be liable for any damage or injury to the Leased Premises occasioned by such removal.

(b) Subject to Section 6.3(c) below, Tenant shall have the right to finance or refinance the acquisition and installation of Tenant’s Property (by granting a security interest therein or entering into an equipment lease therefore), and in connection therewith, Landlord agrees to execute a subordination and all other documents reasonably required by such lessor of or holder of a security interest in Tenant’s Property.

(c) In the event this Amended Lease is terminated before the end of the Term due to a default by Tenant hereunder: (l) Tenant shall not remove any of Tenant’s Property from the Leased Premises after the date of default until written notice from Landlord that Landlord does not elect to purchase Tenant’s Property is received; (2) Tenant shall assign to Landlord within ten (10) days after the date of termination, all leases covering any of Tenant’s Property, or if any of such leases are not assignable but are subleasable, such assignment shall be deemed a sublease from Landlord to Tenant on the same terms and conditions as contained in the original lease; and (3) Landlord shall have the right and option 10 purchase all or any part of Tenant’s Property not subject to leases (the “Option Property”) for its fair market value (as determined hereunder).

(d) Within fifteen (15) days after termination of this Amended Lease, Landlord and Tenant shall each select an independent qualified appraiser. If either party fails to name an appraiser within the specified time, the other party may select the second appraiser. The two appraisers so selected shall proceed to determine the fair market value of the Option Property within thirty (30) days after the appointment of the second appraiser. Such fair market value shall be determined without consideration of liens, mortgages, pledges, security interests, conditional sales agreements, charges or encumbrances. The determination of such fair market value by the two appraisers, selected as hereinabove provided, shall be final and binding upon Landlord and Tenant; and if the two appraisers so selected are unable to agree upon such fair market value, said two appraisers shall select a third independent qualified appraiser whose determination as to such fair market value shall be averaged with the appraisals of the other two appraisers, and the average of the three appraisals shall be conclusive evidence as to such fair market value and shall be final and binding upon all parties. Landlord shall identify in writing to Tenant within thirty (30) days after the fair market value has been determined, the portion, if any, of the Option Property Landlord desires to purchase. Tenant may, after ten (10) days written notice to Landlord, remove the Option Property, which the Landlord does not elect to purchase. Tenant shall be liable for any damage or injury to the Leased Premises occasioned by such removal.

(e) If Landlord elects to purchase all or any part of the Option Property, closing shall take place on the Leased Premises within thirty (30) days after written notice of such election is received by Tenant. At the closing Landlord shall pay to Tenant the purchase price in cash or by cashier’s check. Tenant shall deliver to Landlord: (1) duly and validly executed bills of sale, assignments and other instruments, in form and substance satisfactory to Landlord’s counsel necessary to transfer title to Landlord, free and clear of any and all mortgages, pledges, liens, security interests, conditional sales agreements, charges and encumbrances; (2) evidence satisfactory to Landlord’s counsel as to the free and clear status of the Option Property, including UCC-3 Termination Statements filed stamped by the Secretary of the State of Texas and the Dallas County Clerk’s Office; and (3) an opinion of counsel satisfactory to Landlord’s counsel that the execution and delivery of the bills of sale and assignments have been duly and validly authorized by all requisite corporate action by Tenant. Landlord shall have the right and option to assume any assumable outstanding indebtedness on the Option Property and to reduce the purchase price by the amount of such assumed indebtedness.

(f) Each party shall pay the fee and expenses of the respective appraiser selected by such party and, if a third appraiser shall be appointed, the fee and expenses of said third appraiser shall be borne one-half (1/2) by each party.

7.	RENTAL

7.1	Base Rate

Rental shall begin on the Commencement Date and shall be paid at the Base Rental rate as follows:

(a) The base rent shall be $5,000.00 per month for the seventh month through twelfth month of the first year from the Commencement Date; thereafter

(b) Base Rent for years two and three at $10,000.00 per month.

(c) Base Rent for years four and five at $12,500.00 per month.

(d) Base Rent for years six and seven at $14,000.00 per month.

(e) Base Rent for years eight, nine, and ten at $16,000.00 per month.

(g) The Base Rent at $17,500.00 per month for years 11-20.

(f) The Base Rent at $20,000.00 per month for years 21-3 0.

(g) The Base Rent at $22,500.00 per month for years 31-40.

(h) The Base Rent at $25,000.00 per month for years 41-50.

(i) In addition to the Base Rent above, Additional Rent shall be paid as follows: (i) on the Commencement Date, Tenant shall pay to Landlord the amount of $500,000.00; (ii) on the first Business Day following one year after the Commencement Date; Tenant shall pay to Landlord the amount of $120,000.00; (iii) on the first Business Day following two years after the Commencement Date, Tenant shall pay-to Landlord the amount of $120,000.00; (iv) on the first Business Day following three years after the Commencement Date, Tenant shall pay to Landlord the amount of $125,000.00; and (v) on the first Business Day following four years after the Commencement Date, Tenant shall pay to Landlord the amount of $25,000.00. Rent is abated (prepaid) for the first six months as cash consideration, which shall be applied as Rent, additional rent or prepaid rent.

All payments of rent and other payments to be made by Tenant hereunder shall be made to Landlord without notice or demand at the address set forth in Article 27.1 hereof, on ·the first Business Day of each month.

7.2	Late Fee

In the event any installment of Rent, or any other fees or charges hereunder, is not received within five (5) days after the date on which such amount is due, Tenant shall pay an administrative late charge equal ·to one percent (1%) of the amount of the monthly Base Rent that is past due, plus $25.00 per day for each day Rent is late beyond five (5) days after the due date, plus the amount of any attorney’s fees incurred by Landlord in connection therewith for each such late payment Tenant shall also pay an administrative charge of $25.00 for each check returned unpaid for any reason. The first month’s Rent and other charges or fees shall be prorated from the Commencement Date through and including the last day of the month and shall be paid in advance contemporaneously with Tenant’s execution of this Amended Lease. Should the actual Commencement Date differ from that used for the purpose of calculating the prorated amount described above, then Tenant shall be credited or charged, as the case may be, with any surplus or shortage of monies attributable to the first month’s Rent. If rent is not paid after the first written notice, Tenant shall pay an additional late fee penalty of five percent of the rent due.

8.	CONTINUED POSSESSION OF TENANT

If Tenant shall hold over the Leased Premises after the expiration of the Term with the consent of Landlord, either express or implied, such holding over shall be construed to be only a tenancy from month to month, subject to all the covenants, rental (prorated on a monthly basis) and obligations hereof performable by Tenant as provided in the Term of this Amended Lease and terminable by either party on not less than one month’s notice.

9.	ASSIGNMENT AND SUBLETTING

9.1	Approval Required

Except as expressly permitted under Sections 9.2, 9.3 and 10 hereof, neither this Amended Lease nor Tenant’s rights hereunder shall be assigned, sublet, or transferred by Tenant, its successors and assigns, without the prior written consent of Landlord, and any prohibited assignment shall be invalid for all purposes. Any consent to any assignment of this Amended Lease or any interest herein shall not be construed as consent to any further or subsequent assignment or waiver of any of Landlord’s rights hereunder.

9.2	Consent Not Required

No prior written consent shall be required to the assignment of the whole of this Amended Lease or of the Term hereof demised in the event that such assignment is to Tenant’s parent, subsidiary or affiliate, if such entity assumes by written instrument duly executed, acknowledged and delivered to Landlord, the performance of the covenants and obligations of Tenant hereunder. As used herein “affiliate” means any organization, association, corporation or partnership in which Tenant owns at least fifty percent (50%) of the voting control. In the event of any such assignment, Tenant shall not be released and relieved from further liability under this Amended Lease.

In the event of any such assignment conforming with the provisions of this Section 9.2, Tenant herein shall not be released and relieved from further liability under this Amended Lease. lf such assignee be a corporation, net worth shall be computed by adding the corporation’s stated capital, capital surplus and earned surplus as shown on the corporation’s latest audited balance sheet, or if such assignee be other than a corporation, net worth shall be computed in accordance with then generally accepted accounting principles and practices. If any assignee is a trustee acting in a fiduciary capacity for any person, firm or corporation, the assets of which trust corpus meet the requirements set forth above in this Section 9.2, the instrument of acceptance and assumption so required may contain appropriate provisions to restrict or limit the liability of the assignee so that the same will be enforceable and payable only out of the assets or estate held or administered by such trustee in its representative capacity and to exonerate trustee from personal liability.

9.3	Subletting

Tenant shall be entitled, without the prior written consent of Landlord, to sublet any incidental portion of the Leased Premises or the improvements constructed thereon by Tenant and to collect and retain rentals from any Authorized Use. Tenant shall, at all times remain liable for the performance of all of the covenants on its part to be so performed, notwithstanding any subletting. Each sublease shall be subject and subordinate to this Amended Lease.

10.	HYPOTHECATION OF LEASEHOLD ESTATE

Tenant may mortgage Tenant’s leasehold estate hereunder to a third party lender at any time as long as such lender does not require subordination or mortgage of the fee title by Landlord. Prior to requesting Landlord’s subordination and mortgage of its fee title to the Leased Premises for the sole purpose of securing adequate financing for reconstruction of the Hospital and Educational Building, Landlord and Tenant agree that Tenant shall use reasonable efforts to secure leasehold financing from a lender who does not require the subordination or mortgage by Landlord of its fee title. In the event the Landlord agrees to subordinate, it shall be deemed expressly reasonable for Landlord to require that its subordination be limited to the fair market value of the Hospital and Educational Building.

11.	REPAIRS AND MAINTENANCE OF LEASED PREMISES AND ADDITIONAL PROPERTY

Tenant covenants, throughout the Term hereof, at the Tenant’s sole cost and expense, to take good care of all improvements on the Leased Premises, including but not limited to those constructed or leased by Tenant and subject to the provisions of this Amended Lease elsewhere set forth, to keep the same in good working order and condition, excepting reasonable wear and tear, and to make all necessary repairs thereto, interior and exterior, structural and non-structural, ordinary as well as extraordinary, foreseen as well as unforeseen. Tenant shall keep and maintain all portions of the improvements constructed by Tenant upon the Leased Premises and Additional Property and all sidewalks, passageways and roadways within the Leased Premises and Additional Property in a clean and orderly condition, free of accumulation of dirt and rubbish. Tenant covenants not to do or suffer any waste upon the Leased Premises or demolish or remove any improvement or part thereof constructed by Tenant upon the Leased Premises except as necessary to repair or maintain the Leased Premises.

Tenant shall be responsible for the maintenance, repairs, taxes and general upkeep of the Additional Property.

12.	ALTERATIONS BY TENANT

Tenant shall have the right at any time and from time to time during the Term hereof to make, at its sole cost sole expense, such changes and alterations in or to the improvements constructed by Tenant upon the Leased Premises; provided that all changes and alterations, the estimated costs of which shall exceed Six Hundred Thousand Dollars ($600,000.00), shall be made only with Landlord’s prior consent, which consent shall not be unreasonably withheld. All such permitted changes and alterations (herein collectively referred to as “Alterations”), save and except the Tenant’s Property, shall be immediately considered a part of the Leased Premises and shall be surrendered therewith at the end of the Term hereof or earlier termination of this Amended Lease at which time the same shall become the property of Landlord. Such alternations shall be made in all cases subject to the following conditions, which Tenant covenants and agrees to observe and perform:

(a) No Alteration shall be undertaken until Tenant shall have procured and paid for, so far as the same may be required from time to time, all municipal and other governmental permits and any authorizations of the various municipal departments and government subdivisions having jurisdiction, and the Landlord agrees to join, at the expense of the Tenant, in the application for any such permits or authorizations whenever such action is necessary; and

(b) All work done in connection with any Alternation shall be done promptly and in a good and workmanlike manner and in compliance with the applicable municipal building and zoning laws and with all other laws, ordinances, orders, rules, regulations and requirements of federal, state and municipal governments, and appropriate departments, commissions, boards and officers thereof, the cost of any such Alteration shall be paid in cash or its equivalent, so that the Leased Premises shall at all times be free of liens for labor and materials supplied or claimed to have been supplied to the Leased Premises, unless otherwise allowed herein. Tenant shall provide Landlord, upon written request, evidence satisfactory to Landlord that the Leased Premises are free from any and all liens growing out of the construction and completion of such alterations.

13.	INDEMNJFICATION AND NONLTABIL1TY OF LANDLORD

13.1	Indemnification by Tenant

Tenant agrees to protect, defend, indemnify and save Landlord harmless against and from any and all claims by or on behalf of any person, firm, corporation or governmental authority arising from the occupation, use, possession, conduct or management of or from any work or thing whatsoever done in and on the Leased Premises, and will further protect, defend, indemnify and save Landlord harmless against and from any and all claims arising during the Term hereof from any condition on, within or about the Leased Premises or the improvements constructed by Tenant upon the Leased Premises, or on or about any sidewalks and passageways within the Leased Premises or adjoining the Leased Premises which are under the control of Tenant, or arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Amended Lease or arising from any act or negligence of Tenant, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, in my or damages whatsoever caused to any person, firm or corporation, including any subtenant of Tenant (other than through the fault of Landlord or its agents) occurring during the Term hereof in or about the Leased Premises under the control of the Tenant, and from and against all costs, expenses and liabilities incurred in or about any such claim, action or proceeding brought thereon.

13.2	Nonliability of Landlord

Tenant further covenants and agrees that Landlord shall not be responsible or liable to Tenant, or any person, firm or corporation claiming by, through or under Tenant for or by reason of any defect in any improvements constructed by Tenant (including building equipment) on the Leased Premises for any reason.

14.	DAMAGE OR DESTRUCTION

14.1	Damage and Duty to Restore

In case of damage to or destruction of the improvements on the Leased Premises, by fire or any other casualty whatsoever, Tenant’s rental obligations shall continue as provided in Section 7 above, and Tenant shall promptly, at its sole cost and expense, restore, repair, replace or rebuild the improvements to their original condition. All insurance proceeds paid on account of such damage or destruction under the policies of insurance provided for in Section 15 hereof shall be made available for such restoration; provided, however, that such obligation of Tenant to restore, repair or rebuild is not conditioned upon the recovery of any insurance proceeds for such damage or destruction. Such restoration, repairs, replacements or rebuilding shall be commenced promptly and prosecuted with reasonable diligence. All work required to be performed by Tenant under this Section shall be performed pursuant to all of the provisions of Section 12. Tenant agrees that during any period of reconstruction or repair of the Leased Premises it will continue the operation of its business within the Leased Premises to the extent practicable.

14.2	Right to Terminate Amended Lease

Notwithstanding the provisions of Section 14.1 above, if during the last ten (10) years of the Term of this Amended Lease any improvements constructed by Tenant on the Leased Premises (including Tenant’s Property) shall be damaged or destroyed by fire or any other casualty whatsoever to the extent (i) of fifty percent (50%) or more of their full replacement value and/or (ii) that Tenant is substantially prevented from carrying on commercial operations at a level of at least seventy-five percent (75%) of the level of operations preceding such damage or destruction, and (iii) such damage or destruction cannot be repaired so as to permit resumption of operating as an Acute Care Hospital to substantially the level of operations prior to such damage or destruction, within ninety (90) days of such damage or destruction, Tenant shall have the right to terminate this Amended Lease, so long as Tenant did not in any way intentionally cause any of the damage or destruction. Said right shall be exercised by serving written notice upon Landlord within sixty (60) days of such damage or destruction. Tenant shall continue to perform all obligations of Tenant hereunder until such termination is effective, and Landlord shall be entitled to retain all proceeds of insurance otherwise payable to Tenant pursuant to Section 15.4 below.

14.3	No Duty of Landlord to Restore

Landlord shall in no event be under the duty or obligation to restore, replace or rebuild any improvement at any time on the Leased Premises.

15.	INSURANCE

15.1	Fire and Extended Coverage

Tenant shall, at Tenant’s sole cost and expense, keep insured for the mutual benefit of Landlord and Tenant, the improvements upon the Leased Premises against loss or damage by fire and lightning and risks customarily covered by extended coverage endorsement, including loss by windstorm, hail, explosion, riot (including riot attending a strike), civil commotion, aircraft, vehicles, smoke damage and vandalism and malicious mischief, in amounts not less than ninety percent (90%) of the actual replacement value of said improvements. Tenant’s insurance with respect to Tenant Property shall be for Tenant’s sole benefit.

15.2	General Liability

Tenant shall, at Tenant’s sole cost and expense, but for the mutual benefit and protection of Landlord and Tenant, maintain comprehensive general liability insurance against claims for personal injury or death and property damage occurring upon, in or about the Leased Premises or on, in or about the adjoining sidewalks and passageways under the control of Tenant, such insurance to afford protection to the limit of not less than a combined single limit of ONE MILLION DOLLARS ($1,000,000) per occurrence in respect of personal injury or death and property damage.

15.3	Policies and Certificates of Insurance

All insurance provided for in this Section 15 shall be obtained and maintained under valid and enforceable policies, in form and substance then current standard in the State of Texas. Upon reasonable request, Tenant shall provide suitable certificates from the insurers to evidence coverage of the Leased Premises. All such policies or certificate shall contain an agreement by the insurers that such policies shall not be cancelled or materially changed without at least thirty (30) days’ prior written notice to all insureds thereunder and shall provide that any loss shall be payable to Landlord notwithstanding any act of negligence of Tenant which might otherwise result in forfeiture of said insurance.

15.4	Co-Insureds

All policies of insurance provided for in this Section 15 and any other policies with respect to the Leased Premises procured by Tenant shall name Landlord and Tenant as the insureds, as their respective interests may appear. The policies may provide that the first TWO HUNDRED THOUSAND DOLLARS ($200,000) of insurance proceeds payable because of damage to the Leased Premises be paid directly to Tenant provided that Tenant agrees in a written notice delivered to Landlord that such proceeds shall be used for restoration of the damage to the Leased Premises.

15.5	Workmen’s Compensation

During the course of any construction, repairs, alterations and additions to the Leased Premises by Tenant, Tenant shall maintain or cause to be maintained, worker’s compensation insurance or any other alternative, substitute, or replacement, including self-insurance, allowed by statute,

15.6	Blanket Policies

Nothing contained in this Section 15 shall prevent Tenant from taking out insurance of the kind provided for under Section 15.l under a blanket insurance policy or policies which cover other personal and real property owned or operated by Tenant, nor from including any insurance provided for in Section 15.2 under a blanket policy or policies maintained by Tenant with respect to other properties owned or operated by it; provided. however, that (a) any such policy of blanket insurance of the kind provided for in Section 15.1 either shall specify therein, or Tenant shall furnish Landlord with a written statement from the insurer under such policy so specifying the amount of the total insurance allocated to the improvements on the Leased Premises, which amount shall be not less than the amount required by Section 15.1; (b) any policy of blanket insurance hereunder shall comply in all other respects with the other provisions of this Section 15; and (c) the protection afforded Landlord and Tenant under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to this Amended Lease.

15.7	Waiver of Subrogation

Each party hereby waives every claim which may arise in its favor against the other party during the Term of this Amended Lease for any and all loss of, or damage to, any of its property located within or upon, or constituting a part of, the Leased Premises, which loss or damage is covered by valid and collectible fire and extended coverage insurance policies, to the extent that such loss or damage is recoverable under said Insurance policies. Said mutual waivers shall be in addition to, and not in limitation or derogation of, any other waiver or release contained herein with respect to any loss of, or damage to, property of the parties hereto. Inasmuch as the above mutual waivers will preclude the assignment of any aforesaid claim by way of subrogation to an insurance company, each party hereto agrees immediately to give to each insurance company which has issued to it policies of fire and extended coverage insurance, written notice of the terms of said mutual waivers, and to have such insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of the waivers.

16.	MECHANICS’ LIENS

16.1	Liens

Tenant shall not suffer or permit any liens to be enforced against the Leased Premises, any improvements thereon, or any real property and improvements subject to Landlord’s reversionary interest, by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Leased Premises, or any part thereof, through or under Tenant, and Tenant agrees to indemnify Landlord against such liens. If any such lien shall at any time be filed against the Leased Premises, the Tenant shall, within thirty (30) days after notice to Tenant of the filing thereof, cause the same to be discharged of record; provided, however, that Tenant shall have the right to contest the amount or validity, in whole or in part, of any such lien by appropriate proceedings but in such event, Tenant shall first notify Landlord and if requested by Landlord shall promptly bond such lien in the manner authorized by law with a responsible surety company qualified to do business in the State of Texas and approved by Landlord. Tenant shall prosecute such proceedings with due diligence.

16.2	No Consent of Landlord

Nothing in this Amended Lease shall be deemed to be or construed in any way to constitute the consent or request of Landlord, express or implied, by inference or otherwise, to any person, firm or corporation for the performance of any labor or the furnishing of any materials for any construction, rebuilding, alteration or repair of or to the Leased Premises or any part thereof, or to the Landlord’s Property nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials which might in any way give rise to the right to file any lien against Landlord’s Property. Landlord shall have the right to post and keep posted at all reasonable times on the Leased Premises any notices which Landlord shall be required so to post for the protection of Landlord and the Leased Premises from any such lien.

17.	UTILITIES

Tenant shall obtain, at Tenant’s sole expense, utility services and sewer facilities required for Tenant’s use of the Leased Premises and the Additional Property. Tenant shall pay or cause to be paid all charges for gas, electricity, water, sewer service, and other utilities obtained for the Leased Premises and Additional Property during the Term of this Amended Lease and all sewer use charges or similar charges or assessments for utilities levied against the Leased Premises and Additional Property for any period included within the Term of this Amended Lease.

18.	TAXES AND ASSESSMENTS

18.1	Payment by Tenant

Tenant shall pay or cause to be paid, directly to the taxing authority, before any fine, penalty, interest, or cost may be added thereto for the nonpayment thereof, all Real Estate Taxes levied or assessed against the Leased Premises and against the Additional Property (including any easements of record) during the Term of this Amended Lease, including all improvements constructed by Tenant on the Leased Premises, and all permitted alterations and additions thereto. Upon reasonable request, Tenant shall deliver to Landlord copies of the receipted bills and other evidence satisfactory to the Landlord showing payment of the Real Estate Taxes.

18.2	Installment Payments

If Real Estate Taxes or special tax assessments are at any time during the Term of this Amended Lease levied or assessed against the Leased Premises or against the Additional Property (including any easements of record), which upon exercise of any option permitted by the assessing authority, may be paid in installments or converted to an installment payment basis (irrespective of whether interest shall accrue on unpaid installments), Tenant may elect to pay such Real Estate Taxes in installments with accrued interest thereon. Landlord shall execute whatever documents may be necessary to convert any Real Estate Taxes to such an installment payment basis if requested so to do by Tenant.

18.3	Proration

Any Real Estate Taxes which are payable by Tenant under this Amended Lease shall be prorated between Landlord and Tenant at the expiration or earlier termination of the Term of this Amended Lease if such Real Estate Taxes relate to a fiscal period of the levying authority which extends beyond the expiration or earlier Termination of the Term hereof so that Tenant shall only pay that portion of such Real Estate Taxes equal to that proportion which the number of days of such fiscal period falling within the Term hereof bears to the total number of days of such fiscal period.

18.4	Right to Contest

Tenant shall have the right, and Landlord agrees to cooperate with Tenant to the extent reasonable, including, if necessary, joining in suit at Tenant’s expense, to contest the amount or validity of any Real Estate Taxes, in whole or in part, by appropriate administrative and legal proceedings, either in its own name, Landlord’s name or jointly with Landlord, without any cost or expense to Landlord, and Tenant may postpone payment of any such contested Real Estate Taxes pending the prosecution of such proceedings and any appeals so long as such proceedings shall operate to prevent the collection of such Real Estate Taxes and the sale of the Leased Premises to satisfy any lien arising out of the non-payment of the same, and Tenant, if requested by Landlord, shall furnish a bond to Landlord securing the payment of the same in the event a decision in such contest shall be adverse to Tenant. Landlord shall execute and deliver to Tenant whatever documents may be necessary or proper to permit Tenant to so contest any such Real Estate Taxes or which may be necessary to secure payment of any refund which may result from any such proceedings, the Tenant hereby agreeing to save the Landlord harmless from all costs, expenses, claims, loss or damage by reason of, or in connection with, on account of, or resulting from, any such proceeding.

18.5	Improvement or Special Assessment District

If at any time during the term of this Amended Lease, any governmental subdivision shall undertake to create an improvement or special assessment district the proposed boundaries of which shall include any portion of the Leased Premises or the Additional Property as defined in Section 11 herein, Landlord and Tenant shall each be entitled to appear in any proceeding relating thereto and to present their respective positions as to whether the Leased Premises or Additional Property should be included or excluded from the proposed improvement or assessment district and as to the degree of benefit to the leased land resulting therefrom. Landlord shall promptly advise Tenant in writing of the receipt of any notice or other information relating to the proposed creation of any such improvement or special assessment district, the boundaries of which include any portion of the Leased Premises.

18.6	Personal Property

Tenant covenants and agrees to pay before delinquency all personal property taxes, assessment and liens upon all property within the Leased Premises and the Additional Property.

19.	CONDEMNATION

19.1	Total Taking

On a Total Taking, Tenant shall have the option of terminating this Amended Lease by giving written notice of its election to do so on or before the date which is six (6) months after Tenant shall have been deprived of possession of the condemned property, and upon such notice being given, all obligations of the parties hereunder shall terminate on the date of such notice. In the event of any such Total Taking and the termination of this Amended Lease: (a) the Landlord shall be entitled to receive such portion of any Award as shall represent compensation for the value of the Leased Premises, or the part thereof so taken, exclusive of the value of the improvements thereon, and such portion of such Award with the interest, if any, paid by the condemning authority as shall represent consequential damages, if any, to the portion of the Leased Premises not so taken, and if such condemnation occurs during the last five years of the Term hereof, the Landlord shall also be entitled to an amount based upon the Landlord’s reversionary interest in the then existing improvements taken, and (b) the Tenant shall be entitled to receive the balance of the Award. Landlord shall have no interest in any award made to Tenant for loss of business or for the taking of Tenant’s Property if a separate award for such items is made to Tenant.

In the event of a Total Taking and if Tenant does not elect to Terminate this Amended Lease, then Tenant shall restore all improvements on the Leased Premises to a complete unit as is reasonably possible in design, character and quality to which existed before such Taking, such restoration being subject to Landlord’s prior written approval. Tenant shall be entitled to the entire condemnation Award to the extent such Award is used for costs of restorations. Amounts not used for restoration costs shall be the property of Landlord.

19.2	Partial Taking

On a Partial Taking, this Amended Lease shall remain in full force and effect, covering the remaining property-without abatement of rent.

Tenant shall restore all improvements on the Leased Premises to a complete unit as is reasonably possible in design, character and quality to which existed before such Taking, such restoration being subject to Landlord’s prior written approval. Tenant shall be entitled to the entire condemnation Award 10 the extent such Award is used for costs of restoration. Amounts not used for restoration shall be the property of Landlord.

20.	DEFAULTPROVISIONS

20.l	Events of Default

The following shall constitute events of default (an “Event of Default”):

(a) If Tenant shall make an assignment for the benefit of its creditors; or

(b) If any petition shall be filed against Tenant in any court, whether or not pursuant to any statute of the United States of America or of any state, in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and Tenant shall thereafter be adjudicated bankrupt, or if such proceedings shall not be dismissed within ninety (90) days after the institution of the same, or if any such petition shall be so filed by Tenant or liquidator; or

(c) If in any proceeding a receiver, receiver and manager, trustee or liquidator shall be appointed for all or any portion of Tenant’s property, and such receiver, receiver and manager, trustee or liquidator shall not be discharged within ninety (90) days after the appointment of such receiver, receiver and manager, trustee or liquidator; or

(d) If Tenant shall fail to pay any installment of the rent provided for herein, or any part thereof, when the same shall become due and payable, and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant; or

(e) If Tenant shall fail to pay any item of Real Estate Taxes or any other charge or sum required to be paid by Tenant hereunder, and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant;

(f) Subject to the provisions of Section 20.5 hereinafter, if Tenant shall fail to perform or observe any other monetary requirement of this Amended Lease (not hereinbefore in this Section 20.1 specified) on the part of Tenant to be performed or observed and such failure shall continue for thirty (30) days after notice thereof from Landlord to Tenant;

(g) If Tenant shall fail to maintain and operate an Acute Care Hospital; or

(h) Tenant’s failure to comply with any material provision of this Amended Lease;

Upon the occurrence of any one or more Event of Default and the expiration of the period of time prescribed to cure such default in any such notice, Landlord shall have the right, then or at any time thereafter and while such default or defaults shall continue to give Tenant written notice (the “Termination Notice”) of Landlord’s intention to terminate this Amended Lease specifying a date not less than thirty (30) days thereafter. Upon delivering the Termination Notice and on the date specified therein, if the default has not been cured, Tenant’s right to possession of the Leased Premises shall cease and Tenant shall peaceably and quietly yield to and surrender to Landlord the Leased Premises and improvements located thereon and this Amended Lease shall thereupon be Terminated and all of the right, title and interest of Tenant hereunder and in the improvements shall wholly cease and expire in the same manner and with the same force and effect as if the date of expiration of such thirty (30) day period was the date originally specified herein for the expiration of this Amended Lease and the Term hereof and Tenant shall then quit and surrender the Leased Premises and improvements to Landlord, but Tenant shall remain liable as hereinafter provided.

20.2	Re-entry by Landlord

In the event of any termination of this Amended Lease as so stated in Section 20.1 above or as otherwise permitted by law, or if an Event of Default shall continue beyond the expiration of any grace period above provided for, Landlord may enter upon the Leased Premises and improvements and have, repossess and enjoy the same by summary proceedings, ejectment or otherwise, and in any such event neither Tenant nor any person claiming through or under Tenant by virtue of any statute or of an order of any court shall be entitled to possession or to remain in possession of said premises but shall forthwith quit and surrender the Leased Premises and improvements. Landlord shall incur no liability to any person for or by reason of any such entry, repossession or removal of Tenant or any person claiming through or under Tenant.

20.3	Payment of Rental and Expenses Upon Default

In case of any such termination, re-entry or dispossession by summary proceedings, ejectment or otherwise, the rent and all other charges required to be paid by Tenant hereunder shall thereupon become due and payable up to the time of such Termination, re-entry or dispossession, and Tenant shall also pay to Landlord all expense which Landlord may then or thereafter incur for legal expenses, reasonable attorneys’ fees, brokerage fees and all other costs paid or incurred by Landlord for restoring the Leased Premises and incurred by Landlord for restoring the Leased Premises and the improvements therein to good order and condition. All rent paid up to the time of such Termination shall be and remain the property of Landlord who shall have no obligation to refund rent attributable to periods after termination of this Amended Lease.

20.4	Waiver of Rights

The right of Landlord to recover from Tenant the amounts hereinabove provided for shall survive the issuance of any order for possession or other cancellation or termination hereof, and Tenant hereby expressly waives any defense that might be predicated upon the issuance of such order for possession or other cancellation or termination hereof. Tenant for itself and any and all persons claiming through or under Tenant, including its creditors, upon the termination of this Amended Lease in accordance with the terms hereof; or in the event of entry of judgment for the recovery of the possession of the Leased Premises and the improvements in any action or proceeding, or if Landlord shall enter the Leased Premises and the improvements by process of law or otherwise, hereby waives any right of redemption provided or permitted by any statute, law or decision now or hereafter in force, and does hereby waive, surrender and give up all rights or privileges which Tenant may or might have under and by reason of any present or future Jaw or decision to redeem the Leased Premises and the improvements or for a continuation of this Amended Lease for the Term hereof hereby demised after having been dispossessed or ejected therefrom by process of law or otherwise.

20.5	Periods to Cure Defaults

Notwithstanding anything in this Section 20 to the contrary, it is expressly understood that with respect to any non-monetary Event of Default, such as the breach of a non-monetary covenant or representation, if such Event of Default is of such a nature that it cannot reasonably be corrected with the exercise of due diligence and best efforts and within the thirty (30) day period after notice, Landlord shall not be entitled to re-enter the Leased Premises and improvements or serve a notice of Termination upon Tenant, as provided in Section 20.1, nor shall the same be regarded as an Event of Default for any of the purposes of this Amended Lease, if Tenant shall have commenced the curing of such default within the period of thirty (30) days after notice by the Landlord and so long as Tenant shall thereafter proceed with all due diligence to complete the curing of such default and the time of Tenant within which to cure the same shall be extended for such period as may be necessary to complete the same with all due diligence.

20.6	Landlord’s Right to Cure Defaults

If Tenant fails to pay any Real Estate Taxes, maintain insurance, discharge any lien, or to perform any agreement or obligation to be performed under this Amended Lease, Landlord shall have the right (i) to perform the same after giving fifteen (15) days’ written notice to Tenant; and (ii) in any emergency situation to perform the same immediately without notice or delay. For the purposes of rectifying a default of Tenant, Landlord shall have the right to enter the Leased Premises. Tenant shall on demand reimburse Landlord for the costs and expenses, including attorneys’ fees and interest at the highest lawful rate, incurred by Landlord in rectifying the defaults. Any act or thing done by the Landlord pursuant to this paragraph shall not constitute a waiver of any such default by the Landlord or a waiver of any covenant, Term or condition herein contained or the performance thereof.

21.	SALE OF LEASED PREMISES BY LANDLORD AND RIGHT OF FIRST REFUSAL

(a) In the event of any sale of the Leased Premises by Landlord, Landlord shall be and is hereby entirely freed and relieved of all liability under any and all of its covenants and unaccrued obligations continued in or derived from this Amended Lease arising out of any act, occurrence or omission occurring after the consummation of such sale, provided that the purchaser at such sale or any subsequent sale of the Leased Premises, shall, in writing, covenant to and with Tenant to carry out any and all of the covenants and obligations of the Landlord under this Amended Lease.

(b) If Landlord elects to sell its interest in the Leased Premises, Landlord hereby grants a right of first refusal to Tenant to purchase upon the same terms and conditions any bona fide third party offer for the purchase of Landlord’s interest, which Landlord may elect to accept. Upon its election to sell any or all of the Leased Premises, Landlord shall notify Tenant in writing of such intent, and provide to Tenant a copy of the proposed sale agreement and all related documents. Tenant shall have ten (10) business days following written notice to exercise its right to purchase the affected property upon the same Terms and conditions as set forth in the written offer, by delivering written notice of its election to Landlord. If Tenant fails to deliver written notice to Landlord within the prescribed time period, Tenant’s right of first refusal expires. If any material change (5% or more of the proposed sales price) is made to the purchase offer presented to Tenant, Tenant’s right of first refusal shall begin anew for any subsequent purchaser or purchase offer.

22.	SALE OF CONDOMINIUM UNIT II-100 (DSWOP’S RIGHT OF FIRST REFUSAL)

Tenant recognizes and acknowledges that, with respect to any and all future proposed transfers of the Tenant’s Interest in Condominium Unit II-100, DSWOP has a valid and binding right of first refusal such as described in the June 17, 1986 Declaration of Condominium of Dallas Southwest Medical Office Building Condominium, together with all amendments (the “Condo Declaration”), and that notwithstanding any provision to the contrary, no entity, person or association other than DSWOP has any right of first refusal, whether under the Condo Declaration or otherwise.

23.	PUBLIC IMPROVEMENTS

Landlord agrees, from time to time, to:

(a) Join in any application for all necessary governmental permits and authorizations in connection with Tenant’s improvements;

(b) Join in the conveyance of any non-exclusive easement to be conveyed for which no consideration is given;

(c) Join in the creation, modification, realignment or release of any such non-exclusive easement; and

(d) Join in any other instrument reasonably necessary to accomplish the foregoing.

Tenant agrees that any and all costs of improvements in connection with the improving of any easements as public streets, alleys or rights-of-ways by any other public authority shall be paid for by Tenant without any cost to Landlord.

24.	FORCE MAJEURE

The time within which either party hereto shall be required to perform any act under this Amended Lease shall be extended by a period of time equal to the number of days during which performance of such act is delayed unavoidably by strikes, lockouts, Acts of God, governmental restrictions, failure or inability to secure materials or labor by reason or priority or similar regulations or order of any governmental or regulatory body, enemy action, civil disturbance, fire, unavoidable casualties or any other cause beyond the reasonable control of either party hereto, excluding, however, the inability or failure of Tenant to obtain any financing which may be necessary to carry out its obligations.

25.	CERTIFICATES BY TENANT AND LANDLORD

(a)	Tenant to Provide

Tenant agrees, within twenty (20) days after written request by Landlord, to execute, acknowledge and deliver to Landlord an estoppel certificate in writing stating (i) that this Amended Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force as modified and stating the modifications); (ii) whether or not to the best knowledge of Tenant there are then existing any offsets or defenses against the enforcement of any of the terms, covenants, or conditions hereof upon the part of Tenant to be performed (and if so specifying the same); and (iii) the dates to which the rent and other charges have been paid, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee or proposed lender on the security of the fee of the real property comprising the Leased Premises.

Tenant shall, in the event of any proceedings that are brought for the foreclosure of, or in the event of the exercise of the power of sale under any mortgage prior in lien to this Amended Lease made by Landlord covering the Leased Premises, attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Amended Lease.

(b)	Landlord to Provide

Landlord agrees at any time and from time to time upon not less than twenty (20) days’ prior notice by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing certifying that this Amended Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates to which the rent and other charges have been paid, and stating whether or not to the best knowledge of the signer of such certificate Tenant is in default in performance of any covenant, agreement or condition contained in this Amended Lease, and, if so, specifying each such default on which the signer may have knowledge, is being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective lender extending credit on the security of Tenant’s leasehold estate.

26.	QUIET POSSESSION

Landlord covenants to Tenant that: (a) if Tenant shall discharge the covenants, agreements and obligations herein set forth to be performed by Tenant, Tenant shall have and enjoy during the term hereof the quiet and undisturbed possession of the Leased Premises; and (b) Landlord has good title to the Leased Premises and the right to execute and deliver this Amended Lease for the Term hereof and on the covenants and provisions set forth herein.

27.	GENERAL PROVISIONS

27.1	Notices

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been given on the earlier of the date of receipt by the addressee or three (3) business days after being mailed by first class, registered or certified mail, with postage prepaid, as follows:

If to the Landlord:

Dallas Southwest Osteopathic Physicians, Inc. Attention: Chairman of the Board of Trustees 2949 S. Hampton Road Dallas, Texas 75224

with a copy to:

Before June 1, 2005 Sullivan Ave & Holston Attn: G. Dennis Sullivan 3100 Monticello Ste. 725 Dallas, Texas 75205	On or after June 1, 2005 Sullivan & Holston Attn: G. Dennis Sullivan 4131 N. Central Expressway, #980 Dallas, Texas 75204

If to Tenant: Renaissance Hospital Dallas, Inc. Attention: Administrator 427 W. 20th Street, Suite 300 Houston, Texas 77008

with a copy to: Adams & Reese Attn: Dean Ferguson 1221 McKinney, Suite 4400 Houston, Texas 77010

27.2	Waivers

No delay or omission by either party hereto in exercising any right or power accruing upon the noncompliance or failure of performance by the other party hereto under the provisions of this Amended Lease shall impair any such right or power or be construed to be a waiver thereof. A waiver by either party hereto of any of the covenants, conditions or agreements hereof to be performed by the other party shall not be construed as a waiver of any subsequent breach of the same or other covenants, agreements, restrictions and conditions hereof. The consent or approval by either party to or any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any similar act.

27.3	Modifications

Any alteration, change or modification of or to this Amended Lease, in order to become effective, shall be made by written instrument or endorsement hereon and in each such instance executed on behalf of each party hereto.

27.4	Applicable Law

This Amended Lease shall be governed by and construed in accordance with the laws of the State of Texas, and venue for any action brought to enforce any provision of this Amended Lease shall be in Dallas County, Texas.

27.5	Partial Invalidity

If any term, provision, condition or covenant of this Amended Lease or the application thereof to any party or circumstances shall, to any extent, be held invalid or unenforceable, the remainder of this Amended Lease, or the application of such Term, provision, condition or covenant to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Amended Lease shall be valid and enforceable to the fullest extent permitted by law.

27.6	Covenants Running With the Land

All of the covenants, agreements, conditions and restrictions set forth in this Amended Lease are intended to be and shall be construed as covenants running with the land, binding upon, inuring to the benefit of and enforceable by the parties hereto and their successors and assigns.

27.7	Section Headings and Amended Lease Preparation

The section headings of this Amended Lease are inserted as a matter of convenience and reference only and in no way define, limit or describe the scope or intent of this Amended Lease or in any way affect the terms and provisions hereof. In any such interpretation, construction or determination of the meaning of any provision of this Amended Lease, no presumption shall arise from the fact that the Amended Lease was prepared by or on behalf of a particular party hereto.

27.8	Gender

The use herein of (a) the singular number shall be deemed to mean the plural; (b) the masculine gender shall be deemed to mean the feminine or neuter: and (c) the neuter gender shall be deemed ta mean the masculine or feminine whenever the sense of this Amended Lease so requires.

27.9	Recordation of Amended Lease

This Amended Lease shall be recorded in the Deed Records of Dallas County, Texas.

27.10	Right of Inspection by Landlord

Landlord, through Landlord’s agents or representatives shall have full right and authority to enter in and upon the Leased Premises and the building or improvements to be constructed by Tenant thereon at any and all reasonable times during the Term of this Amended Lease upon reasonable notice to Tenant and without interference with the use or business of Tenant for the purpose of inspecting the same, without the interference or hindrance by the Tenant, or by Tenant’s agents or representatives.

27.11	Surrender and Quitclaim at End of Term

Upon the end of the Term of this Amended Lease, as provided herein, or any extension thereof, or sooner termination of this Amended Lease, Tenant shall surrender to Landlord all and singular the Leased Premises, including the building and all improvements on the Leased Premises, and Tenant shall execute, acknowledge and deliver to Landlord within five (5) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company to remove the cloud of this Amended Lease from the Leased Premises.

27.12	Corporate Authority

Tenant represents and warrants that each individual executing this Amended Lease is duly authorized to execute and deliver this Amended Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Directors of said corporation, and that this Amended Lease is binding upon said corporation in accordance with its Terms.

Landlord represents and warrants that the individual executing this Amended Lease is duly authorized to execute and deliver this Amended Lease on behalf of said corporation, in accordance with a duly adopted resolution of the Board of Trustees of said corporation, and that this Amended Lease is binding upon said corporation in accordance with its Terms.

27.13	Attorneys’ Fees

In the event any action is brought by Landlord to recover any rent due and unpaid hereunder or to recover possession of the Leased Premises, or in the event any action is brought by Landlord or Tenant against the other to enforce or for the breach of any of the Terms, covenants or conditions contained in this Amended Lease, the prevailing party shall be entitled to recover all expenses incurred therefor, including reasonable attorneys’ fees.

27.14	Remedies Cumulative; Time is of the Essence

(a) The various rights and remedies given to or reserved to Landlord and/or Tenant by this Amended Lease or allowed by law shall be cumulative, irrespective of whether so expressly stated.

(b) Time is of the essence of this Amended Lease.

27.15	Multiple Counterparts

This Amended Lease may be executed in multiple counterparts, each of which taken together shall be deemed an original.

[THIS PAGE IS INTENTIONALLY LEFT BLANK]

EXECUTED as of the day and year first above written.

LANDLORD:

DALLAS SOUTHWEST OSTEOPATHIC
PHYSICIANS, INC.

BY:	/s/ Joe Lamanna
Printed Name: Joe Lamanna
Title: Chairman of the Board

STATE OF TEXAS

COUNTY OF DALLAS

BEFORE ME, the undersigned authority, on this day personally appeared Joe Lamanna, Chairman of DALLAS SOUTHWEST OSTEOPATHIC PHYSICIANS, INC. known to me to be the person whose name is subscribed to the foregoing Amended, Modified and Restated Lease and acknowledged to me that he/she signed same, for the purposes and consideration therein expressed, in the capacity therein stated, on behalf of said corporation, and not in his/her individual capacity.

SUBSCRIBED AND SWORN TO BEFORE ME on this 10 day of March, 2005, to certify witness my hand and seal of office.

Cathy McMue
Notary Public, State of TEXAS

TENANT:

RENAISSANCE HOSPITAL DALLAS, INC.

BY:	/s/ Michael Smesny
Printed Name: Michael Smesny
Title: Chief Financial Officer

STATE OF TEXAS

COUNTY OF HARRIS

BEFORE ME, the undersigned authority, on this day personally appeared Michael Smesny, Chief Financial Officer of RENAISSANCE HOSPITAL DALLAS, INC. known to me to be the person whose name is subscribed to the foregoing Amended, Modified and Restated Lease and acknowledged to me that he/she signed same, for the purposes and consideration therein expressed, in the capacity therein stated, on behalf of said corporation, and not in his/her individual capacity.

SUBSCRIBED AND SWORN TO BEFORE ME on this 10th day of March, 2005, to certify witness my hand and seal of office.

Lisa V. O’neal
Notary Public, State of TEXAS

82-28944

EXHIBIT A

BEING a survey of a tract of land in the WILLIAM J. WALKER SURVEY, ABSTRACT NO. 1547, Dallas County, Texas; and being a part·of City Block No. 6030, Dallas, Texas; and said tract being more particularly described as follows:

BEGINNING at a point in the West line of Hampton Road that is South, 587.80 feet from the point of intersection of the West line of said Hampton Road with the South line of Glenfield Avenue, said Beginning Point being South 302.0 feet from the South line of Acreage Estates Addition, an Addition to the City of Dallas, according to the Map thereof recorded in Volume 8, Page 121, Map Records of Dallas County, Texas;

THENCE South, continuing along the West line of said Hampton Road, 366.76 feet;

THENCE West, 175.0 feet;

THENCE North, 64.0 feet;

THENCE West, 1117.75 feet;

THENCE North; 608.29 feet to a point in the South line of said Acreage Estates Addition;

THENCE S 89°50’39” E., along the South line of said Addition, 760.15 feet;

THENCE South 337.0 feet,

THENCE S 89°50’39” W, 382.61 feet;

THENCE North, 35.0 feet;

THENCE S 89°50’39” E, 150.0 feet to the POINT OF BEGINNING, and containing 14.257 acres of land, more or less.

EXHIBIT B

Being part of Lot 1, Block A, City Block 6030 of DALLAS FAMILY HOSPITAL ADDITION, an addition to the City of Dallas, Texas, according to the plat thereof recorded in Volume 85174, Page 2905, Map Records Dallas County, Texas, and being more particularly described as follows;

BEGINNING at a point in a South line of said Lot 1, same being in the North line of Perryton Drive, (a 96 R.O.W. at this point), said point being North 56 deg. 56 min, 32 sec. West, a distance of 175.99 feet from a 5/8” iron rod found at the most Easterly Southeast comer of said DALLAS FAMILY HOSPITAL ADDITION, same being West, a distance of 65.50 feet from an Easterly Southeast comer of said Lot 1, said point of beginning being the intersection of the said North line Perryton Drive, with the West line of 15’ water line easement as dedicated in said DALLAS FAMILY HOSPITAL ADDITION, of a P.K. Nail set for corner;

THENCE: West, with the said North line of Perryton Drive, same being with the South line of said Lot l, a distance of 159.06 feet, said point being East, a distance of 986.19 feet from a 1/2” iron rod found at the Southwest corner of said Lot 1, a 1/2” iron rod set for corner;

THENCE: North 00 deg. 20 min. East, a distance of 216.83 feet, to a point in Southwest line of said 15’ water easement, a P.K. nail set for corner;

THENCE: Southeasterly, with the Southwest line of said 15’ water easement, same being with a curve to the right, having a central angle of 82 deg. 54 min. 52 sec., a radius of 180.00 feet, a chord bearing of South 41 deg. 27 min. 26 sec. East, an arc distance of 260.48 feet to the end of said curve, a P.K. nail set for corner;

THENCE: South, with the West line of said 15’ water easement, a distance of 38.20 feet to the PLACE OF BEGINNING and CONTAINING 27,625 square feet or 0.6342 acres of land.

EXHIBIT C

(Intentionally Omitted)

EXHIBIT D

(Intentionally Omitted)

EXHIBIT E

Deed Restrictions

The Tenant shall only use the Leased Premises fur Authorized Uses and must at all times operate and maintain on the Leased Premises an Acute Care Hospital licensed by the Texas Department of Health or any successor agency, with open credentialing for all medical professionals.